EXHIBIT 23.1

CONSENT OF  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (Registration No. 333-225254) (the “Registration Statement”) of our report dated March 25, 2021 relating to the consolidated financial statements of Gofba, Inc. (the “Company”) as of and for the years ended December 31, 2020 and 2019, appearing in the Prospectus, which is part of the Registration Statement. Our report included an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Haskell & White LLP HASKELL & WHITE LLP

Irvine, California

October 26, 2021